EXHIBIT 99.1

S&W Seed Company to Acquire DuPont Pioneer
Alfalfa Research and Production Assets

S&W and DuPont Pioneer agree to exclusive production and distribution relationship. Seed company to become market leader in both `dormant' and `non-dormant' alfalfa seed categories.

For Immediate Release

S&W Contacts:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matthew Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - December 19, 2014 - S&W Seed Company (Nasdaq: SANW), the largest `non-dormant' alfalfa seed company in the world, and DuPont Pioneer, the world's leading developer and supplier of advanced plant genetics today announced the acquisition by S&W of all of DuPont Pioneer's alfalfa production and research facility assets, as well as all conventional (non-GMO) alfalfa germplasm, for a purchase price of up to $42 million. The purchase price consists of $27 million in cash (payable at closing), a promissory note payable by S&W to DuPont Pioneer in the principal amount of $10 million and a potential earn-out payment of up to $5 million based on sales of the acquired germplasm in the three-year period following the closing. The promissory note bears interest at 3% per annum (paid annually) and is payable on December 31, 2017. The sale is expected to be completed on December 31, 2014, and is conditioned on S&W obtaining sufficient additional financing (on terms and conditions acceptable to it) to consummate the purchase and other customary closing conditions. There can be no assurances that S&W will be successful in securing financing.

As part of the acquisition, S&W will acquire:

  Over 15 DuPont Pioneer alfalfa seed varieties in the market today, including varieties designed for high yields, forage quality, leafhopper resistance, and stem nematode resistance;
  More than 60 varieties that are currently in DuPont Pioneer's development pipeline;
  A seed cleaning and production facility located in Nampa, Idaho and research facilities in Arlington, Wisconsin; and
  31 employees from the alfalfa group at DuPont Pioneer.

With the acquisition, S&W Seed Company will be the global leader in alfalfa seed, with unrivaled research and development, production and distribution capabilities. S&W will span the world's alfalfa seed production regions with operations in the San Joaquin and Imperial Valleys of California, five other US states, Australia, and three provinces in Canada, and will sell its seed products in more than 25 countries around the globe.

Mark Grewal, chief executive officer of S&W Seed Company commented, "The acquisition of DuPont Pioneer's alfalfa seed operation will create an unparalleled leader in the alfalfa seed industry. We will benefit from one of the most compelling growth opportunities in agriculture, the desire for increased protein in a growing global population. The combination of operations brings together the largest `non-dormant' alfalfa seed company in the world and one of the leaders in the `dormant' alfalfa seed market. This acquisition provides us with diversified worldwide production and distribution capabilities, industry-leading research and development capabilities, along with a strong grower base and dedicated customers. Incorporating dormant varieties into our production base and sales channels is a natural fit and progression for our business, and this acquisition gives us the personnel and expertise to accelerate our growth in all dormancies going forward."

Possible Future Acquisition of GMO Germplasm

S&W has also agreed, subject to the satisfaction of certain conditions, to purchase DuPont Pioneer's GMO alfalfa germplasm and related assets for an additional $7 million in cash. The closing for the second acquisition, if all conditions to closing are satisfied, will occur on December 29, 2017. If the second acquisition is completed, the total purchase price for both acquisitions would be up to $49 million.

Exclusive Distribution Agreement

Concurrently with the closing of the acquisition, S&W and DuPont Pioneer are entering into exclusive alfalfa seed distribution and production agreements under which, subject to certain exceptions, S&W will be DuPont Pioneer's sole supplier of alfalfa seed through 2024.

Under the agreement, DuPont Pioneer will continue to sell S&W-supplied, proprietary Pioneer® brand alfalfa varieties to customers for at least the next 10 years, through Pioneer's extensive network of exclusive sales representatives. The agreement provides S&W with a strong and reliable customer for a large portion of the new S&W seed production, and provides DuPont Pioneer customers with the same leading alfalfa seed varieties that they have relied on for years.

Alfalfa is primarily used as a high protein "forage" for livestock, including dairy and beef cattle, and is also used in certain fuel applications. The market for alfalfa hay and haylage in the United States is approximately $11.3 billion annually, and has grown at approximately a 4.8% CAGR over the last 10 years.

The newly acquired alfalfa business is expected to contribute approximately $26 million of incremental annual revenues in FY '15 and approximately $40 million of incremental annual revenues in FY '16.

About S&W Seed Company

Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The company is the largest producer of non-dormant alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valley's of California, as well as in South Australia. The company has worldwide sales and distribution through both a domestic direct sales force as well as dealer-distributors. The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit.

Safe Harbor Statement for S&W Seed Company

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, its Quarterly Report on Form 10-Q for the period ended September 30, 2014, and in other filings made by the Company with the Securities and Exchange Commission.

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